Exhibit 99.2

True Nature Holding, Inc. Acquires Atlanta Compounder, Begins Build Out of Southeast Region

Apr 01, 2016

True Nature Holding, Inc. Acquires Atlanta Compounder, Begins Build Out of Southeast Region

ATLANTA, GA--(Marketwired - Apr 1, 2016) - True Nature Holding, Inc. (OTCQB: TNTY) ("the Company") today announced that it has entered into a letter of intent to acquire Integrity Compounding Pharmacy, who is established in the Georgia pharmacy marketplace, from their base in Dunwoody, Georgia, a suburb of Atlanta. Casey Gaetano, its Founder and CEO, will join the management team at True Nature.

"We are pleased to establish our first operations in Atlanta, where we maintain our corporate headquarters. Integrity was founded by Mr. Gaetano, who has a vision very much in concert with ours. We see his experience and vision as a very important aspect of this transaction," said Steve Keaveney, the Company's Chairman and CEO. "I am quite excited about the future of the industry, and see the True Nature corporate vision fully in synch with my own. There are significant market changes in the works, and with the available capital of a publicly held company, consolidation of the businesses is more easily accomplished," said Gaetano, about the prospects of joining the Company.

Mr. Gaetano, age 29, founded Integrity in 2015, and has established relationships within the compounding pharmacy area in the Southeast. He is a graduate of Emory University in Atlanta. He will become the Vice President of Corporate Development upon closing, reporting to Mr. Keaveney.

The transaction is subject to final due diligence, and approval of both companies Board of Directors. The transaction involves a combination of stock and debt, and is expected to close in the next 30 days.

About True Nature Holding, Inc.: True Nature Holding's business plan contemplates a roll-up of businesses in the compounding pharmacy industry. The plan contemplates multiple acquisitions of businesses who have traditionally operated locally, but who have specialty formulations that may have a larger market. It intends to seek compounding pharmacies that serve the veterinary markets, as well as for humans. To achieve its goals, it intends to acquire a number of pharmacies across the US with the planned objective of establishing a national online pharmacy, True Nature Pharmacy, which will be a wholly owned subsidiary, and will sell its product mix nationally through online marketing distribution channels.

Statement Under the Private Securities Litigation Reform Act

As contemplated by the provisions of the Safe Harbor section of the Private Securities Litigation Reform Act of 1995, this news release contains forward-looking statements pertaining to future, anticipated, or projected plans, performances and developments, as well as other statements relating to future operations. All such forward-looking statements are necessarily only estimates or predictions of future results or events and there can be no assurance that actual results or events will not materially differ from expectations. Further information on potential factors that could affect True Nature Holding, Inc. is included in the Company's filings with the Securities and Exchange Commission. We expressly disclaim any intent or obligation to update any forward-looking statements.

FOR MORE INFORMATION ABOUT TRUE NATURE HOLDING, INC., PLEASE CONTACT: Stephen Keaveney Chief Executive Officer  EMAIL: Email Contact

404-254-6980

Copyright © 2016 Marketwired. All Rights Reserved

The above news release has been provided by the above company via the OTC Disclosure and News Service. Issuers of news releases and not OTC Markets Group Inc. are solely responsible for the accuracy of such news releases.